EXHIBIT 10.42


                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                             DISTRIBUTION AGREEMENT

         This Distribution Agreement ("Agreement") is made and entered into as of 7/16/2001, by and between Medical Imaging Services, a corporation duly incorporated under the laws of the United Kingdom (the "Distributor"), and Imaging Diagnostic Systems, Inc., a corporation organized and existing under the laws of the State of Florida ("IDSI").

                                   WITNESSETH:

                                    RECITALS

         WHEREAS, IDSI is the owner, and manufacturer of a state-of-the-art laser imaging system for detection and analysis of masses in the breast ("CTLM(R)"), and ancillary equipment as more fully described on Exhibit A hereto and incorporated herein (the "Equipment").

         WHEREAS, IDSI is the owner of a certain Patents, Patents pending and Patent applications, trade secrets and other proprietary information in connection with the Equipment and represents that it has the legal right to manufacture, sell and distribute the Equipment, either individually or through others;

         WHEREAS, IDSI wishes to grant to Distributor and Distributor wishes to obtain the exclusive right to be supplied with, sell, distribute and market the Equipment, in the Territory.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement the following terms shall have the definition set forth below.

     (a) Equipment. The term "Equipment" shall mean and include only those products listed on Exhibit A, as amended from time to time. IDSI may add to, upgrade or change the Equipment from time to time by providing written notice not less than thirty (30) days prior to any such change.

     (b) Software. The term "Software" shall mean the license for the use of the Software. IDSI retains sole ownership and rights to the Software itself. This Software is included with the CTLM(R).

     (c) Territory. The term "Territory" shall mean the territories set forth on Exhibit "B" hereto and incorporated herein.

     (c) Directive. The term "Directive" shall mean European Council Directive 93/42/EEC of June 14 1993 concerning Medical Devices.

     (d) Putting into Service. The term "Putting into Service" means the stage at which a device has been made available to the final user as being ready for use on the Community market for the first time for its intended purpose.


2. TERM. This Agreement shall be for a term of two (2) years from the date of its execution by Distributor. This

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Agreement will automatically renew for an additional two (2) years provided that
Distributor meets the Performance Standards set forth in Section 5. and, provided that Distributor satisfactorily fulfills all other terms and conditions of this Agreement.

3. RIGHT TO SELL, DISTRIBUTE AND MARKET. During the term of this Agreement and any renewal hereof, IDSI hereby grants to Distributor, as its exclusive agent, the right to sell, distribute, and market the Equipment in the Territory. Distributor shall also have the right to use the trade names, and trademarks associated with the Equipment in connection with the promotion, sale, marketing and distribution of the Equipment. Distributor hereby acknowledges and agrees that all trade names and trademarks associated with the Equipment are the property of and proprietary to IDSI.

4. DISTRIBUTOR'S DUTIES, REPRESENTATIONS AND WARRANTIES. Distributor agrees to use its best efforts to sell, market and/or distribute the Equipment in the Territory. Distributor agrees that it will perform at its expense the following duties to IDSI's reasonable satisfaction:

         (a) Promotion and Marketing.

                  (i) Distributor will maintain a qualified and competent sales and distribution organization which will provide sales personnel, advertisement, marketing and distribution support for the solicitation of customers and potential customers in the Territory for the sale of the Equipment.

                  (ii) Any sales promotion, promotional activities, marketing or advertising strategies, pamphlets, advertisements, brochures or other promotional materials, other than those provided by IDSI, must have the prior written approval of IDSI. At least one copy of all Distributor's advertising and sales promotion materials in which the Equipment of IDSI is mentioned, must be provided for IDSI's review and approval prior to the time of first use. All advertisements, pamphlets, brochures or other promotional materials, other than those provided by IDSI shall be at the sole cost of the Distributor. The Distributor shall have the continuing right to use any promotional materials produced by IDSI while this Agreement is in effect.

               (iii) Distributor, at its sole cost, will attend the RSNA and be present in the IDSI booth for at least 4 hours per day.

               (iv) Distributor will exhibit the CTLM(R)in at least one major exhibit in the Territory or in the countries surrounding the Territory

               (v) Any costs incurred in the promotion, promotional activities, advertising, marketing and exhibits of the Equipment will be the full responsibility of the Distributor.

              (b) Bi-monthly Reports. Distributor shall promptly prepare and deliver to IDSI, bi-monthly reports identifying each purchaser of Equipment by name, address and designation of type of business, date of sale, date of installation, model and serial number for each unit of Equipment sold and a forecast of requirements for Equipment, as well as a description of all training, support, and advertising and sales promotional activities undertaken during such period. In addition, such Report shall contain a statement of the Distributor's sales activities, performance and then current inventory of spare parts and technical literature available for customer service, maintenance and support of the Equipment. Such reports should be in Excel Master Activity Sales Report (MASR) e-mail format. An officer of the Distributor shall certify the Report.

          (c) General Conduct. Distributor shall at all times conduct its business in a manner that reflects favorably on IDSI and its Equipment and will not engage in any deceptive, misleading, illegal or unethical business practices.

             (d) Service and Support. Distributor's personnel will be required to be trained at IDSI's headquarter facilities in sales and support techniques for all of the Equipment and services. All service personnel must successfully pass a CTLM service training program. IDSI will not charge for such initial

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training, however Distributor shall be responsible for all travel, accommodation and other expenses. Any cost for subsequent training, shall be borne solely by the Distributor.

Distributor will provide competent installation, customer service, and maintenance and support for the Equipment in the Territory. Distributor will establish and maintain a staff of certified trained technicians and purchase and maintain stock of spare parts and technical literature necessary in order to provide competent installation, customer service, maintenance and support of the Equipment in the Territory. Distributor hereby agrees to provide such service and support in a prompt and workmanlike manner to any user of the Equipment in the Territory.

IDSI retains the right to monitor the maintenance and service of the CTLM(R) from time to time and withdraw its certification in the event of a breach of performance standards.

               (e) Service Agreements. All service agreements must be approved by IDSI.

           (f) Competitive Products. Distributor will do everything within its power to feature, promote, and advertise, as part of its merchandising and sales policy, the Equipment and use its best efforts to stimulate and increase interest in IDSI's Equipment. IDSI understands that some existing and some new customers may request competitors' products. Distributor will use its best efforts to sell, market and distribute the IDSI Equipment to such customers. Distributor will give IDSI the opportunity to assist with these accounts.

         (f) Customer Requirements. With a view to maximizing the potential market for the Equipment within the Territory, Distributor will report to IDSI on a bi-monthly basis, and assist IDSI in the assessment of the needs and requirements of the potential customer base in the Territory with respect to the Equipment, including, but not limited to: (i) a rolling twelve-month quantity forecast, (ii) quality of the Equipment, (iii) design, functional capability and additional features of the Equipment and related modifications, improvements and enhancements, and (iv) general market conditions of the Territory.

               (g) Co-marketing Protection. Distributor will maintain confidentiality of IDSI supplied prospective customers and not conduct any direct efforts to persuade such clients toward competitive equipment or services.

         (h) Purchase Orders. Distributor shall forward all orders promptly to IDSI. The orders shall state clearly the name of the purchaser, the quantity purchased, the time and place of delivery, location of the end-user and the end-user's national language.

         (i) Delivery. Distributor shall give IDSI at least 90 days prior written notice before each shipment is required.

         (j) Expenses and Taxes. Distributor is an independent contractor, and as such shall pay all expenses, including compensation of salespeople, rentals, travel, and all taxes, including assessments, which may be made against the salary or wages of those directly employed by Distributor.

         (k) Relationship of Parties. Except as set forth herein, Distributor shall have no right or authority to create any obligation on the part of IDSI or bind IDSI to any agreement.

          (1) Offices. Distributor shall maintain a suitable office in the Territory with a Telephone, facsimile line, and email with Microsoft Word, PowerPoint and Excel, suitable for use for the sale of the Equipment. The office shall contain a suitable display area where the Equipment shall be prominently displayed at all times. This display area or another area shall be suitable for and used for the demonstration of and training in the use of, the Equipment. The office shall be staffed from 9:00 a.m. to 5:00 p.m., Monday through Friday, subject to recognized national holidays.

            (m) Complaints. Any event that causes injury or that might have caused injury to patient or health professional once the Equipment has been "Put

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into Service" must be reported to IDSI with 24 hours. Each report should contain the name of the individual injured, customer name, address, serial number of Equipment and installation information. Failure to report any such injury, pursuant to "Guidelines On A Medical Devices Vigilance System" (MEDDEV 2.12/1-rev.3) shall result in a breach of this Agreement and the Distribution would be subject to liability pursuant to Section 19 of this Agreement. Further, any installation or service problems must be reported immediatly to IDSI together with a full report of the situation.

           (n) The Distributor shall notify IDSI of any product or healthcare related information including but not limited to changes in the member state's medical reimbursement system, breast cancer treatment, hospital procedural changes, etc.

            (o) A Distributor may not unilaterally start a recall.

            (p) All records must be retained for at least five (5) years after the last date of manufacture or the length of time as set forth in the member states's or territories' Rules and Regulations, if the period is longer then five (5) years.

            (q) The Distributor agrees to abide by the "Directive".

5.          PERFORMANCE STANDARDS.


If the following performance standards (the "Minimum Performance Standards") are not met, IDSI will notify Distributor, in writing, that it is in default of this Agreement. If Distributor does not cure the deficiency within 30 days from receipt of the notice, IDSI, at its sole option, may: (i) continue this Agreement on a nonexclusive basis; (ii) continue this Agreement on a nonexclusive basis and limit the Territory; or (iii) terminate this Agreement. Any such action taken by IDSI shall be without prejudice to the rights of the parties with respect to Equipment already ordered, sold or delivered.

YEAR.                      NUMBER OF CTLM(TM)UNITS
---------                  -----------------------
1        To Be Determined*
2        To Be Determined*
3        To Be Determined*
     *Quotas will be determined after sufficient market research has been conducted by distributor-initial Report of anticipated sales for year 1 shall be submitted by MIS in less than 120 days from activation of contract, if both parties cannot reach an agreement as to sales quotas and performance this contract will be null and void.

6.       PURCHASE OF EQUIPMENT.

         (a) Orders. Orders from Distributor for equipment shall be made by delivery of a purchase order to IDSI. As soon as practicable after receipt of such purchase order, IDSI will: (i) if such order is accepted, return to Distributor IDSI's standard form of Sales Acknowledgment (the "Acknowledgment") setting forth dates on which delivery will be made, or (ii) notify Distributor in writing that such order is rejected. IDSI will use its best efforts to make prompt delivery of the Equipment accepted by IDSI on the delivery dates specified in the Acknowledgment, F.O.B. IDSI, 6531 18th Court, Plantation, Florida, at the time and to the entities and destinations listed in the purchase orders. IDSI shall not be liable for any failure to deliver, if such failure has been occasioned by fire, embargo, strike, failure to secure materials from a usual source of supply, acts of god or any circumstance beyond IDSI's control, which shall prevent IDSI from making deliveries in the normal course of its business. Risk of loss passes to buyer upon delivery of products by IDSI to common carrier. In particular, the Parties acknowledge that IDSI is reliant on outside suppliers, which supply the components for its Equipment. Should these suppliers fail to produce the required components in a timely manner, than IDSI shall be excused from the delivery obligations under this Agreement until such time as the components can be manufactured, delivered and installed in the Equipment. In no event shall IDSI be responsible for any loss or liability suffered by Distributor as a result of delay in delivery of any order.

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         (b) Cancellation of Orders. Distributor may not cancel an order once the letter of credit has been approved by IDSI. Should such cancellation occur, the Distributor is responsible for the full purchase price of all Equipment ordered.

         (c) Rescheduling Orders. Distributor may at any time, upon not less than forty-five (45) days written notice to IDSI, reschedule and/or postpone the delivery date relating to an order (or any part thereof) for up to thirty (45) days. The postponement of delivery to a date more than forty-five (45) days from the delivery date specified in the initial order shall be deemed a cancellation of such order. DISTRIBUTOR MAY NOT POSTPONE THE DELIVERY DATE MORE THAN ONCE WITH RESPECT TO ANY ORDER. THIS SECTION DOES NOT AFFECT THE TERMS OF THE LETTER OF CREDIT.

7.       PRICE.

         (a) Purchase Price. The purchase price for the Equipment to be sold hereunder shall initially be as set forth on IDSI's Price List attached hereto as Exhibit "C", which may be discounted based on the cumulative quantities of such Equipment purchased by Distributor during the term hereof or any Additional Term. Discounts shall not apply retroactively to prior purchases of Equipment. IDSI shall have the sole right to set the price and other terms of the sales of the Equipment. IDSI, at its sole discretion, reserves the right to change prices, materials used, Equipment line and the components of the Equipment. IDSI will provide reasonable notice of any price or other changes to Distributor as to not disrupt the sales and distribution of the Equipment. IDSI reserves the right to amend Exhibit "C" with respect to any Additional Term.

         (b) Price Changes. IDSI may change the prices to be charged for Equipment sold hereunder by amending its published Price List and giving Distributor thirty (30) days prior notice. All orders received and accepted by IDSI prior to the effective date of the price increase for shipment within thirty (30) days of such effective date will be billed at the prices in effect at the time of acceptance of the order; provided, however, that if Distributor notifies IDSI in writing prior to the effective date of such price increase that it quoted the original price in an outstanding bid submitted prior to receipt of IDSI's amended Price Lists, any order relating to such bid accepted by IDSI prior to the effective date of such price increase for shipment within ninety
(90) days of such effective date will be billed at the prices in effect at the time of acceptance. All other shipments after thirty (30) days (or ninety days, if applicable) of such effective date shall be billed at the prices set forth in the amended Price List.

          (d) Payment. All payments hereunder shall be in United States dollars and shall be effected by means of confirmed, irrevocable letters of credit on a United States bank established, upon execution of this Agreement, to IDSI's satisfaction. All exchange, interest, banking, collection and other charges shall be the sole expense of the Distributor.

          (e) Taxes. Distributor shall be responsible for the payment of all taxes, levies or assessments pertaining to the sale of the CTLM(R).

Shipment will be made upon receipt of the letter of credit approved by IDSI.

8. TERMS AND CONDITIONS OF SALE. This Agreement and all sales of Equipment hereunder by IDSI to Distributor shall be subject to IDSI's Standard Terms and Conditions of Sale as set forth on the applicable Acknowledgment. A copy of IDSI's current Standard Terms and Conditions of Sale is attached hereto as Exhibit "D" and incorporated herein. To the extent that IDSI's standard terms and conditions are inconsistent with express provisions of this Agreement, the provisions of this Agreement shall prevail. Distributor agrees that although it may use its standard forms for others or other notices hereunder, said standard forms will be governed by the terms and conditions of this Agreement and any applicable Acknowledgment shall have no force and effect. Distributor agrees to place the following legend on its standard forms submitted to IDSI hereunder:

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"NOTWITHSTANDING ANY OTHER TERMS AND CONDITIONS APPEARING HEREON, THIS PURCHASE
SHALL BE GOVERNED BY THE TERMS AND CONDITIONS OF SALE SET FORTH IN THE IDSI DISTRIBUTION AGREEMENT."

9.       PRODUCT WARRANTY.

         (a) Distributor Warranty. The sole warranties provided by IDSI to Distributor with respect to the Equipment are those contained in IDSI's Standard Terms and Conditions. Notwithstanding the foregoing, with respect to Equipment for which IDSI is not the original manufacturer, the sole warranties provided by IDSI to Distributor shall be equivalent to the sole warranties provided by the original manufacturer to IDSI (current original manufacturer warranties and the Equipment to which they pertain are set forth on Exhibit A).

IDSI DISCLAIMS ALL OTHER WARRANTIES, WARRANTS OF TITLE, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND AGAINST INFRINGEMENT UPON THE RIGHTFUL CLAIM OF ANY THIRD PERSON. IDSI DISCLAIMS LIABILITY FOR ALL CONSEQUENTIAL DAMAGES IN ANY FORM, EVEN THOUGH IDSI MAY HAVE BEEN ADVISED OR MAY OTHERWISE KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

Nothing contained in this warranty shall make IDSI liable beyond the express limitations of this warranty for loss or damage to the business of Distributor, including any claims as to breach of contract, lost receipts or profits, business interruptions or other tangible business loss.

         (b) End-User Warranty. Distributor is hereby authorized, subject to the succeeding sentence, to offer the warranties set forth in Section 9 (a) to customers to whom it sells the Equipment, and IDSI agrees to honor such warranties. Distributor acknowledges and agrees that the warranty period set forth in the Acknowledgment commences, with respect to both Distributor and its customers, on the date of delivery to Customer one year from the date of the Certificate of Acceptance (A formal declaration signed by the authorized end user or distributor that the CTLM equipment purchased, including serial number, has been successfully received and installed, and is ready for use by the customer). In the event that the Distributor extends or otherwise represents to a customer that the warranties are more extensive or encompassing than those set forth herein, the Distributor shall indemnify IDSI for any warranty claims made by a customer based on Distributor's representations.

10.      MAINTENANCE.

         (a) Distributor's Obligation to Provide Service. Distributor agrees that IDSI shall have no obligation to maintain the Equipment except for the warranty obligations specified in Section 9. Distributor acknowledges and agrees that it will perform, at no expense to IDSI, maintenance and repair of Equipment sold or leased to the Distributors customers

         (b) Consignment of Spare Parts. IDSI may, at its sole discretion, consign to Distributor, from time to time, as it may deem necessary, spare parts to support warranty repair service in Distributor's Territory. The title to such parts shall at all times remain with IDSI and Distributor shall have no right, title or interest therein until such time as payment is made to IDSI as set forth below. In the event that such parts used for non-warranty repair service, Distributor will purchase the part used or to be used for non-warranty repair services at prices listed in Exhibit A, as may be amended from time to time. Distributor will provide IDSI with a monthly report, not later than 15 days after the first day of each month, which will indicate the Customers name, address and phone number, the work performed, the parts used and whether the repair was under warranty. The report shall also include a total dollar amount for parts used for non-warranty repair and be accompanied by a check for full payment therefore.

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11.       TERMINATION.

         (a) Either party may, by written notice to the other party, terminate this Agreement immediately upon the occurrence of any one or more of the following events:

                  (i) Upon the failure of the other party to pay any monies when due hereunder, if such default continues for five (5) business days or more after written notice to the defaulting party;

                  (ii) Upon material failure of a party to observe, keep or perform any of the covenants, terms or conditions herein, if such default continues for thirty (30) business days or more after written notice to the defaulting party;

                  (iii) In the event: (A) a party makes a general assignment for the benefit of creditors or transfers all or a substantial portion of its assets; (B) a receiver is appointed and not discharged within 30 days of appointment, or (C) the other party has become insolvent.

         (b) IDSI may, by written notice to Distributor, terminate this Agreement effective immediately upon occurrence of any one more of the following events:

               (i) In the event that Distributor solicits orders for Equipment outside its Territory;

                  (ii) In the event of any dispute, disagreement or controversy between or among the owners, partners, managers, officers or stockholders of Distributor which in the opinion of IDSI adversely affects the ownership, operation, management, business or interests of Distributor, or in the event of a change in control or majority ownership of Distributor;

               (iii) If Distributor ceases to function as a going concern or to conduct its operations in the normal course of business; or

               (iv) If the Distributor unilaterally commences a recall of the Equipment listed on Exhibit "A", IDSI may file suit for consequential and liquidated damages against the Distributor;

               (v) Failure to comply with the Regulatory Compliance Section of the Council Directive;

               (vi) Failure to comply with National Rules and Regulations;

               (vii) Distributor financial problems,

               (viii) Failure to comply with confidentiality requirements, or

               (ix) Direct efforts to persuade prospective customers towards competitive equipment or services.

         (c) If Distributor fails to meet the Minimum Performance Standards set forth in Section 5, IDSI shall have the right, upon 30 days written notice to the Distributor, to terminate this Agreement. Distributor shall have the right to cure the deficiency within such 30-day period. If Distributor does not cure the Deficiency within such 30-day period, IDSI may terminate this Agreement on the 30th day.

         (d) Upon termination or expiration of this Agreement, for any reason Distributor shall discontinue the use of IDSI's name, trademarks, trade names, labels, copyrights, and other advertising media and shall remove all signs and displays relating thereto: and will no longer identify itself as a distributor of IDSI or indicate, in any way, that it is associated with IDSI. Distributor shall promptly return to IDSI all marketing and selling materials, all manuals, all technical data, all other documents and copies thereof previously supplied by IDSI and all spare parts consigned to Distributor by IDSI.

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         (e) Upon termination or expiration of this Agreement, for any reason,
IDSI shall have the option to repurchase its Equipment and spare parts then in possession of the Distributor, at prices originally billed to the Distributor if the Equipment and spare parts are new and at an adjusted price if the Equipment is used, and with deductions for money due or to become due to IDSI under this Agreement. As to any of the IDSI's Equipment or spare parts not repurchased by IDSI, Distributor shall have the right to dispose of them in the regular course of its business and for this purpose only, the restrictions of preceding sub paragraph shall be deferred until three months after the termination of this Agreement.

         (f) It is expressly understood and agreed that the rights of termination as provided in this Agreement are absolute and that both parties hereto have considered the costs and expenditures associated with the preparation and performance of this Agreement and the possible losses and damages which may be incurred by both parties in the event of its termination. The parties hereto acknowledge and agree, by execution hereof that they have entered into this Agreement with full knowledge of such possibilities, and except as provided herein neither party hereto shall be responsible to the other for compensation, damages, losses, or otherwise, for termination of this Agreement as set forth above.

12.      TRADEMARKS: MARKINGS.

         (a) Trademarks and Names. Distributor is hereby granted permission to use during the term of this Agreement, and any renewal hereof, the trademarks and trade names used by IDSI in connection with the Equipment. Such permission is expressly limited to uses by Distributor necessary to performance of Distributor's obligations under this Agreement, and Distributor hereby admits and recognizes IDSI's exclusive ownership of such marks and names and the renown of IDSI's marks and names, both worldwide and specifically in the Territory. Distributor agrees not to take any action, inconsistent with such ownership and further agrees to take any action, including without limitation the conduct of legal proceedings, which IDSI deems necessary to establish and preserve IDSI's exclusive rights in and to its trademarks and trade names. Reproductions of IDSI'S trademarks, logos, symbols, etc. shall be true reproductions and shall be done photographically, in a manner, which enhances the reputation and status of IDSI.

         (b) Markings. Distributor will not remove or make or permit any alterations in any labels or other identifying markings placed by IDSI on any of the Equipment without written consent by IDSI.

         (c) No Additional Rights. No rights to manufacture, alter, or use the Equipment for purposes other than those contained herein are granted by this Agreement. Moreover, no licenses are granted or implied by this Agreement under any patents owned or controlled by IDSI or under which IDSI has a right, except the right to sell, market and distribute IDSI's Equipment, as contemplated herein, during the term of this Agreement.

13. IDEMNIFICATION. Distributor shall indemnify and hold harmless IDSI, its officers, directors, employees, or agents (collectively referred to in this Section 13, as "IDSI") for damages or expenses resulting from any claim, suit or proceeding brought against IDSI, with regard to any untrue statement or alleged untrue statement, misrepresentation or alleged misrepresentations, promise or agreements made or allegedly made by Distributor or arising from the marketing, sale or distribution of the Product by Distributor. This provision shall not apply to Distributor or any person controlling Distributor in respect of any losses, claims, damages, liabilities or actions arising out of or based upon any untrue statement or alleged untrue statement, misrepresentation or alleged misrepresentations, promise or agreement made or allegedly made by Distributor or arising from the marketing, sale or distribution of the Product by Distributor, if such untrue statement or alleged untrue statement, misrepresentation or alleged misrepresentations, promise or agreement was made in reliance upon information furnished in writing to Distributor by IDSI specifically for use in connection with the sale, marketing or distribution of the Equipment. IDSI agrees that Distributor has the right to defend, or at its option to settle, and Distributor agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against IDSI. Distributor agrees to pay any costs of litigation, investigation or defense incurred by IDSI, including reasonable attorney fees, and final judgment, entered against IDSI on such issue in any such suit or proceeding.

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Distributor also indemnifies IDSI for any intentional tort, fraudulent behavior, unintentional or unintentional violation of statures, national rules and regulations, or Council Directives, or any damages caused solely by Distributor.

14. RISK OF LOSS. Title to the Equipment shipped shall pass upon shipping, subject to full payment. Distributor assumes the risk of loss and damage of the Equipment in transit from IDSI's shipping point to the point of destination.

15. COMPLIANCE WITH LAWS. Distributor shall comply with all material applicable present and future federal, state, county, local and foreign laws, ordinances and regulations relating to the importation and sale of the Equipment. Distributor will take all steps necessary to obtain the proper import licenses, if applicable and Distributor shall be solely responsible for any excise tax, duties, insurance or other costs for the importation of the Equipment.

16. NON-CIRCUMVENTION AGREEMENT. The respective Parties involved in this Agreement, agree not to circumvent each other. The Parties agree that they will not make any contact, directly or indirectly, written, oral, electronic or by any medium of contact whatsoever, with any Sources without the express written consent of the other introducing Party. Each of the listed Parties hereto, accepts and understands that any overt or covert action of circumvention, or unauthorized disclosure shall constitute a breach of trust and shall be considered a breach of the terms and conditions of this agreement. Such action shall be subject to judicial action, and recompense.

If either Party shall bring an action to recover payment or other compensation pursuant to the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees and expenses as may be awarded, including legal fees and costs, and recovery for liquidated damages and punitive damages as may be awarded by and through any legal process or jurisdiction.

For the purposes of this Section 16, the term "Party" or "Parties" shall be considered to include and be binding upon the parties to this Agreement, any individual, entity or entities, including but not limited to, associates, partners, assigns, spouses, employees, agents, principals, clients, corporations, companies, subsidiaries, divisions, affiliated, associations, collateral providers or the like, which the Parties hereto may now or in the future be associated with during the term of this Agreement and any renewal thereof.

For the purposes of this Section 16, the term "Sources" shall be considered to include any business opportunity, principal, individual, entity or entities, including but not limited to, customers and distributors, their associates, partners, assigns, spouses, employees, agents, principals, clients, corporations, companies, subsidiaries, divisions, affiliated partnerships, associations or the like, introduced to or brought to the attention of a Party to the other Party during the term of this Agreement or any renewal thereof.

Distributor acknowledges and agrees that no separate or additional payment will be required to be made to it in consideration of its undertakings in this
Section 16.

17. NO COPYING. Without the prior written consent of IDSI, Distributor shall refrain from copying, reverse engineering, disassembling, translating or modifying the Equipment for its benefit, or granting any other person or entity the right to do so.

18. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be delivered by U.S. Certified Mail, return receipt requested, or by special messenger service with receipt (such as Federal Express), by facsimile delivery or by hand, to the parties at the following addresses or such substitute person or address of which notice is given in like manner:


Imaging Diagnostics Systems, Inc.
6531 NW 18 Court
Plantation, Florida 33313
Phone  (954) 581-9800
Fax    (954) 581-0555

Distributor:
Medical Imaging Systems
Attn: Patrick Sykes
12 Kingsbury Trading Estate
Church Lane
London
NW98AU
United Kingdom
Phone 011 44 208 205 9500
Fax     011 44 208 205 0585
http://www.medical-imaging-systems.co.uk

Or to such other address as either of them, by notice to the other may designate from time to time. All Distributors must have an E-mail address. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

19. GOVERNING LAW. VENUE AND ARBITRATION. This Agreement shall be deemed to be executed in the State of Florida and governed by the laws of the State of Florida, the member state and the Council Directive. Any controversy or claim arising out of or relating to this Agreement or to the interpretation, breach or enforcement thereof, except a claim for injunctive relief, shall be submitted to an arbitrator and settled by arbitration in Broward County, Florida, in accordance with the rules then obtaining of the American Arbitration Association. Any award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Nothing contained herein shall serve to prohibit the parties from seeking injunctive relief in a court of competent jurisdiction.

20.      GENERAL.

         (a) Independent Contractor. Distributor will act as an independent contractor under the terms of this Agreement and not an agent or legal representative of IDSI for any purpose, whatsoever, and, except for the extension of the warranty set forth in Section 9, Distributor has no right or authority to assume or create any obligation of any kind, express or implied, on behalf of IDSI to Distributor's customers or to any other person.

         (b) Product Changes. IDSI reserves the right to make design and other modifications in the Equipment at any time but shall not be obligated to implement such modifications in Equipment that has previously been delivered, unless it has implemented the design change as a result of an injury or recall.

         (c) Confidential Information. Distributor agrees not to disclose to any person outside of its employ, use its best efforts to prohibit disclosure by third parties and not to use for any purpose other than to fulfill its obligations under this Agreement, any confidential or proprietary information which is disclosed to Distributor by IDSI and which is not otherwise publicly available. Distributor agrees to take all preventative measures and precautions to guard against and prevent any use or disclosure of such confidential information by its partners, employees, agents, or other persons consistent with the intent of this paragraph. Distributor further agrees not to disclose to IDSI any information, which Distributor deems to be confidential, and it is understood that any information received by IDSI will not be of a confidential nature.

In the event of a breach by the Distributor IDSI will be entitled to institute and prosecute proceedings in any court of competent jurisdiction, to enjoin Distributor from breaching the provisions of this Agreement and this Confidentiality clause. In such action, IDSI will not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Agreement shall be construed to prevent IDSI from seeking any other remedy, in law or equity, as the Company may elect.

         (d) Waiver and Amendment. Any party shall not construe the waiver by any party to this Agreement of a breach of any provision hereof by any other party as a waiver of any subsequent breach. The failure by either party at any time to enforce the provisions of this Agreement, or to exercise any election or option provided herein, shall in no way be construed as a waiver of such provisions or options, nor in any way to affect the validity of this Agreement or any part thereof, or the right of either party thereafter to enforce each and every such provision. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

         (e) No Other Warranty or Representation. Distributor hereby acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation by any person or entity except for the warranties or representations specifically set forth herein.

         (f) Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications and materials made or given pursuant to this Agreement, including without limitation any operations and maintenance manuals, shall be in the national language of the member state in which the Equipment is going to be shipped to. IDSI shall have no obligations or liabilities to Distributor or any other person for loss of profits, loss of use or incidental, special or consequential damages, even if IDSI has been advised of the possibility thereof, arising out of or in connection with the translation from English into any other language of any materials made or given pursuant to this Agreement, including without limitation any operations and maintenance manuals.

         (g) Licenses and Permits. Distributor will secure all import licenses and permits required in connection with the importation, marketing, sale and distribution of the Equipment. Each party will furnish any information and assistance reasonably required by the other party in connection with securing any such licenses and permits.

         (h) Import/Export Controls. IDSI's obligations hereunder shall be at all times subject to the export administration and control laws and regulations of the United States Government, and any amendments thereof and the import administration and control laws and regulations of the Territory, and any amendments thereof. Distributor shall provide IDSI with any written assurances it may reasonably request with respect to Distributor's compliance with such laws or regulations. Distributor agrees that, with respect to the import, resale or any other disposition of Equipment and any printed commercial and technical data and information supplied by IDSI, Distributor will comply fully with the import/export administration and control laws and regulations of the United States of America and the Territories, and any amendments of such laws and regulations.

         (i) Compliance with Laws. IDSI represents that, with respect to the production of Equipment to be furnished hereunder, IDSI will fully comply with all applicable laws of the United States, the State of Florida, the rules and regulations of the member state and the Council Directive. Distributor represents that, with respect to the purchase, marketing, sale and distribution of the Equipment furnished hereunder, Distributor will comply with all applicable laws of the Territory.

         (j) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties with respect thereto. No representation, promise, modification or amendments shall be binding upon either party as a warranty or otherwise, unless in writing and signed on behalf of each party by a duly authorized representative. Although, Distributor may use its standard purchase order form to give any order or other notice provided for hereunder, said order or notice will be governed by the terms and conditions of this Agreement any applicable Acknowledgment, and any term or condition set forth in any such standard form which is inconsistent with or in addition to the terms and conditions of this Agreement and any applicable Acknowledgment shall have no force or effort.

          (k) Attorney's Fees. In the event any action is commenced with regard to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses.

         (l) Severability Clause. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

         (m) Successors. Subject to the provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to limitations set forth in paragraph (q) of this Section.

          (n) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         (o) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature, provided however that original signatures must be provided within ten days from the date of signing.

         (p) Further Assurances. The Parties hereto agree to execute and deliver from time to time at the other Party's request, without further consideration, such additional documents and to take such other action necessary to consummate the transactions contemplated herein.

          (q) Assignment. This Agreement may be assigned by IDSI. Distributor will not be permitted to assign this Agreement with out the prior written consent of IDSI.



         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below.

Dated: 07/10/01
In the presence of:                      Imaging Diagnostic Systems, Inc.



/s/ Patrick Sykes                          BY: /s/Linda Grable, President

                                   EXHIBIT "A"

                            DESCRIPTION OF EQUIPMENT




                                     CTLM(R)

                                   EXHIBIT "B"

                                   TERRITORIES

Distributors may not solicit orders outside their territory without prior written consent by IDSI.




                                 United Kingdom
                                     Ireland

                                   EXHIBIT "C"

                                     PRICING

                                   EXHIBIT "D"

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          STANDARD TERMS AND CONDITIONS

1.       PAYMENT

         Payments hereunder shall be made through confirmed, irrevocable letters of credit in U.S. dollars, opened by DISTRIBUTOR/PURCHASER and advised through First Union National Bank of Florida, in the full amount of the Purchase Price for all Equipment, including an amount estimated for freight and insurance. DISTRIBUTOR/PURCHASER shall open the letter of credit upon issuance of any purchase order. IDSI shall receive disbursement under the letter of credit upon presentment to the issuing/confirming bank of (i) an airway bill, bill of lading or similar certificate issued by the transportation IDSI, and (ii) a copy of IDSI's invoice for goods shipped (including freight and insurance). No other documents shall be required. All interest, banking, collection, or other charges shall be at the sole expense of DISTRIBUTOR/PURCHASER. Payment shall be made without regard to whether DISTRIBUTOR/PURCHASER has made or may make any inspection or use of the Equipment. Shipment will not be made until receipt of the letter of credit has been approved.

         Each shipment shall be treated as a separate transaction, but in the event of any default of DISTRIBUTOR/PURCHASER, IDSI may decline to make further shipments without in any way affecting its rights hereunder. If, despite any default by DISTRIBUTOR/PURCHASER, IDSI elects to continue to make shipments, IDSI's action shall not constitute a waiver of any default by DISTRIBUTOR/PURCHASER or in any way effect IDSI's legal remedies for any such default.

2.       TAXES

         The purchase price is exclusive of any sales, use or privilege tax, customs or import duty, excise tax based on gross revenue or any similar tax or charge which might be levied as a result of the production, sale or shipment of any Equipment or the use of any Equipment by DISTRIBUTOR/PURCHASER. DISTRIBUTOR/PURCHASER agrees to pay and otherwise be fully responsible for any such taxes (except for taxes based on the net income of IDSI). Any personal property taxes assessable on the Equipment after delivery shall be borne by DISTRIBUTOR/PURCHASER. IDSI shall have the right, but shall not be obligated, to pay any such taxes directly, in which event DISTRIBUTOR/PURCHASER shall promptly reimburse IDSI in the amount thereof upon presentation by IDSI of evidence of payment.

3.       DELIVERY

         The Equipment shall be delivered to DISTRIBUTOR/PURCHASER F.O.B. IDSI's plant in Plantation, Florida. Delivery of the Equipment to a common carrier shall be deemed a satisfactory delivery by IDSI to DISTRIBUTOR/PURCHASER. DISTRIBUTOR/PURCHASER agrees to pay all freight, insurance, packing and other transportation charges related to said delivery. IDSI shall have the right, but shall not be obligated, to prepay such charges, in which event DISTRIBUTOR/PURCHASER shall promptly reimburse IDSI in the amount thereof upon presentation by IDSI of evidence of payment. In connection with the delivery of the Equipment, DISTRIBUTOR/PURCHASER may designate in writing, not less than ten
(10) business days prior to the shipment date, the carrier for shipment and the amount of insurance and nature of coverage. If DISTRIBUTOR/PURCHASER fails to so designate any or all such items, IDSI, at its discretion, may specify any item not so designated. IDSI shall select, at its discretion, the types, amount of crating, and the carrier of any insurance. The purchase price does not include any maintenance, installation, or training except as provided for under the Warranty and section 9. . IDSI will use its best efforts to make prompt delivery of the EQUIPMENT on the delivery date specified, to the entities and destinations listed above. IDSI shall not be liable for any failure to deliver, if such failure has been occasioned by fire, embargo, strike, failure to secure materials and/ or components from a usual source of supply in a timely manner, or any circumstance beyond IDSI's control. Should these suppliers fail to produce the required components in a timely manner, than IDSI shall be excused from the delivery obligations under this Advance Purchase Order until such time as the components can be manufactured, delivered and installed in the EQUIPMENT. In no event shall IDSI be responsible for any loss or liability suffered by DISTRIBUTOR/PURCHASER as a result of delay in delivery of any order.

4.      CANCELLATION OF ORDERS.

      Distributor may not cancel an order once the DISTRIBUTOR/PURCHASER has secured a letter of credit. Should such cancellation occur, the Distributor is responsible for the full purchase price of all Equipment ordered.

5.      RESCHEDULING ORDERS.

      DISTRIBUTOR/PURCHASER may at any time, upon not less than thirty (30) days written notice to IDSI, reschedule and/or postpone the delivery date relating to an order (or any part thereof) for up to thirty (30) days. The postponement of delivery to a date more than thirty (30) days from the delivery date specified in the initial order shall be deemed a cancellation of such order. DISTRIBUTOR/PURCHASER MAY NOT POSTPONE THE DELIVERY DATE MORE THAN ONCE WITH RESPECT TO ANY ORDER. THIS SECTION DOES NOT AFFECT THE TERMS OF THE LETTER OF CREDIT.


6.       RISK OF LOSS; SECURITY INTEREST

         Title and risk of loss or damage to the Equipment shall pass to DISTRIBUTOR/PURCHASER upon delivery by IDSI to a common carrier for shipment. DISTRIBUTOR/PURCHASER assumes the risk of loss and damage of the EQUIPMENT in transit from IDSI's shipping point to the point of destination.

         IDSI retains a security interest in the Equipment, any replacements of the Equipment, and all proceeds of the Equipment or its replacements, including, but not limited to, insurance proceeds, to secure performance of all DISTRIBUTOR/PURCHASER's payment obligations under this Agreement. If DISTRIBUTOR/PURCHASER shall fail to pay any portion of the purchase price or any related charges when due, IDSI shall have the right, without liability, to repossess the Equipment and to avail itself of any legal remedy. DISTRIBUTOR/PURCHASER agrees to execute and deliver such financing statements and other documentation as IDSI may reasonably request to perfect and protect IDSI's interests in the Equipment.

7.       PROGRAMS LICENSE

           IDSI hereby grants to DISTRIBUTOR/PURCHASER a nonexclusive license to use the Programs solely in connection with the use of the EQUIPMENT. DISTRIBUTOR/PURCHASER shall not assign, transfer, or sublicense any Programs to any third party, without the express written consent of IDSI. IDSI shall retain all right, title and interest in and to any Programs provided or licensed to DISTRIBUTOR/PURCHASER. DISTRIBUTOR/PURCHASER agrees to maintain the confidentiality of the Programs and to instruct and obligate its employees and agents to do the same. Without limiting the generality of the foregoing, DISTRIBUTOR/PURCHASER shall not reproduce or modify all or any portion of the Programs, nor shall DISTRIBUTOR/PURCHASER disclose, sell, sublicense or otherwise transfer or make available all or any portion of the Programs to any third party, without the prior express written consent of IDSI. In addition to any other remedy IDSI may have, IDSI reserves the right to terminate DISTRIBUTOR/PURCHASER's license if DISTRIBUTOR/PURCHASER fails to comply with any term or condition hereof. DISTRIBUTOR/PURCHASER's license, granted pursuant to this paragraph 6 shall also terminate at such time as DISTRIBUTOR/PURCHASER shall permanently cease to use the EQUIPMENT. DISTRIBUTOR/PURCHASER agrees, upon notice from IDSI of any termination of the license granted pursuant to this paragraph 6 and, in accordance with any more specific directions from IDSI, to deliver immediately to IDSI all Software and copies thereof, and all Firmware chips and printed circuit boards and other tangible items and materials in the possession or custody of DISTRIBUTOR/PURCHASER embodying the Programs. As used herein, the word "Programs" shall include IDSI' Firmware and Software, each of which is defined as follows: (a) "Firmware" shall mean all fixed electrical circuits (including printed circuit boards and chips embodying such circuits) placed in the EQUIPMENT by IDSI that perform predetermined programs and routines in the EQUIPMENT in response to specific inputs. (b) "Software" shall mean all alterable programs and routines for the internal operation of the EQUIPMENT placed in the EQUIPMENT by IDSI, or furnished with or for the EQUIPMENT by IDSI. IDSI retains all ownership rights to the Software. The license to the Software is sold with the Equipment.


8.          PROPRIETARY TECHNICAL MATERIALS

         Documentation, maintenance manuals and drawings relating to the Equipment or the Programs (collectively, "Proprietary Technical Material") that IDSI may furnish shall be in DISTRIBUTOR/PURCHASER's or customer's possession pursuant only to a restrictive, nonexclusive license under which DISTRIBUTOR/PURCHASER or customer may use such Proprietary Technical Materials solely for the purpose of operating, servicing and repairing the Equipment and the Programs and for no other purpose. One installation, maintenance and operation manual will be provided with each system purchased hereunder. DISTRIBUTOR/PURCHASER agrees to maintain the confidentially of all Proprietary Technical Materials and to instruct and obligate its employees and agents to do the same. Without limiting the generality of the foregoing, DISTRIBUTOR/PURCHASER may not reproduce or copy any Proprietary Technical Material or transfer, assign, sublicense, loan, disclose or otherwise make available all or any portion of such Proprietary Technical Materials to any other person or entity, without prior express written consent of IDSI. Title to and ownership of the Proprietary Technical Materials shall at all time remain in IDSI. In addition to any other remedy IDSI may have, IDSI reserves the right to terminate DISTRIBUTOR/PURCHASER's license granted pursuant to this paragraph 8 if DISTRIBUTOR/PURCHASER fails to comply with any term or condition hereof. DISTRIBUTOR/PURCHASER's license granted pursuant to this paragraph 8 shall also terminate at such time as DISTRIBUTOR/PURCHASER shall permanently cease to use the Equipment. DISTRIBUTOR/PURCHASER agrees, upon notice from IDSI of any termination of the license granted pursuant to this paragraph 6 and, in accordance with any more specific directions from IDSI, to deliver immediately to IDSI all Proprietary Technical Material and all copies thereof.

9.       LIMITED WARRANTY

         With respect to Equipment for which IDSI is the original IDSI, IDSI warrants to DISTRIBUTOR/PURCHASER that, for a period of twelve (12) months from installation each item of Equipment will conform in all materials and workmanship. A Certificate of Acceptance must be signed by the DISTRIBUTOR/PURCHASER for the warranty to be effective. IDSI's obligation under this warranty is limited to, at IDSI's option, repairing or replacing, at IDSI's facility or at the location of the Equipment, any Equipment or parts thereof that do not conform to this warranty. DISTRIBUTOR/PURCHASER shall promptly notify IDSI in writing of any alleged defects in the Equipment and specifically describe the problem. Upon receipt of such notice, IDSI shall either advise DISTRIBUTOR/PURCHASER that warranty service shall be provided at the location of the Equipment or shall instruct DISTRIBUTOR/PURCHASER as to the part or parts of the Equipment that DISTRIBUTOR/PURCHASER shall ship back to IDSI for repair or replacement. IDSI will pay the costs of transporting Equipment to IDSI which to have been defective; otherwise, DISTRIBUTOR/PURCHASER shall pay all costs of transportation in both directions.

         With respect to Equipment for which IDSI is the original manufacturer, IDSI warrants to DISTRIBUTOR/PURCHASER that the Programs provided to DISTRIBUTOR/PURCHASER in connection with such Equipment will conform to and perform in accordance with the then existing Equipment documentation for a period of one (1) year from shipment of the last item of Equipment in conjunction with which the Programs are to be used if properly used on the Equipment. IDSI's obligation under this warranty is limited to, at IDSI's option, correcting, repairing or replacing, at IDSI's option, at IDSI's facility or the location of the Programs, any Program or parts thereof that do not conform to this warranty.

         With respect to Equipment for which IDSI is not the original manufacture, the sole warranties provided by IDSI to DISTRIBUTOR/PURCHASER shall be equivalent to the sole warranties provided by the original manufacturer to IDSI (current original manufacturer warranties and the identification of Equipment to which they pertain shall be provided to DISTRIBUTOR/PURCHASER upon request).

         The foregoing warranties shall not apply to any Equipment or Programs which have been (i) used or operated in a manner inconsistent with the license granted by IDSI, (ii) modified or repaired by anyone other than IDSI personnel or IDSI's authorized service representatives in a manner which adversely affects their operations or reliability, or (iii) damaged because of accident, neglect or misuse by anyone other than IDSI personnel, failure or surge of electrical power, air conditioning or humidity control, transportation, or other than ordinary use.

THE FOREGOING WARRANTIES APPLY ONLY TO THE ORIGINAL DISTRIBUTOR/PURCHASER AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY UPON THE RIGHTFUL CLAIM OF ANY THIRD PERSON.

10.      LIMITATION OF LIABILITY

         IDSI shall in no event have obligations or liabilities to DISTRIBUTOR/PURCHASER or any other person for loss of profits, loss of use or incidental, special or consequential damages, whether based on contract, tort (including negligence), strict liability, or any other theory or form of action, even if IDSI has been advised of the possibility thereof, arising out of, or in connection with, the sale, delivery, use, repair or performance of the Equipment or the Programs, or any failure or delay in connection with any of the foregoing, which resulted from unauthorized use of the EQUIPMENT.

11. PATENTS AND TRADEMARK INDEMNITY

         IDSI will defend, at its own expense, any suit or proceeding against DISTRIBUTOR/PURCHASER in a court of the United States for the direct infringement of United States patents and trademarks by Equipment from which IDSI is the original IDSI purchased from IDSI hereunder. IDSI shall pay all damages and costs finally awarded against DISTRIBUTOR/PURCHASER because of direct infringement; provided, however, that IDSI shall not be obligated to defend or be liable for costs or damages awarded in any suit or proceeding for infringement of patents by any other products, or any completed equipment, system, assembly, combination, method or process, in which, or in the manufacture or testing of which, any Equipment purchased from IDSI may be used; and provided further that IDSI's obligations to pay such damages and costs shall not apply to any alleged infringement occurring after DISTRIBUTOR/PURCHASER has received notice of such alleged infringement unless IDSI thereafter gives to DISTRIBUTOR/PURCHASER written consent for such continuing alleged infringement. IDSI's liability hereunder shall not exceed the purchase price paid by DISTRIBUTOR/PURCHASER for the infringing Equipment, and IDSI shall not be liable for any collateral, incidental, or consequential damages awarded against DISTRIBUTOR/PURCHASER.

         IDSI's duties under this paragraph 11 are conditioned upon DISTRIBUTOR/PURCHASER giving IDSI prompt written notice of commencement of any suit or proceeding or any claim of infringement and furnishing to IDSI a copy of each communication relating to the alleged infringement and giving to IDSI all authority (including the right to exclusive control of the defense of any such suit or proceeding), information and assistance (at IDSI's expense) necessary to defend or settle such suit or proceeding. IDSI shall not be bound by any settlement made without IDSI's prior written consent.

         If in any such suit or proceeding, DISTRIBUTOR/PURCHASER's continued use of any item Equipment is enjoined or, if by reason of any claim of infringement, IDSI deems it advisable to do so, IDSI may, at its option and expense, (i) procure for DISTRIBUTOR/PURCHASER the right to continue using such Equipment, (ii) modify or replace such Equipment with non-infringing Equipment, provided that such modification does not materially affect performance, or (iii) remove such Equipment, grant DISTRIBUTOR/PURCHASER a credit thereon as depreciated on a straight-line-3-year basis and accept its return. If an infringement is alleged prior to completion of deliveries of the Equipment, IDSI may decline to make further shipments without being in breach hereunder.

         IDSI shall not be obligated to defend any suit or proceeding, or be liable for any costs or damages, if the infringement arises out of compliance with DISTRIBUTOR/PURCHASER's specifications or any marking or branding applied at the request of DISTRIBUTOR/PURCHASER. DISTRIBUTOR/PURCHASER agrees, at its own expense, to defend and to pay costs and damages finally awarded in any suit or proceeding against IDSI based on any such infringement, provided that DISTRIBUTOR/PURCHASER is promptly notified by IDSI in writing of the commencement or threat of such suit or proceeding or claim of infringement and is given all authority (including the right to exclusive control of the defense of any such suit or proceeding), information and assistance (at DISTRIBUTOR/PURCHASER's expense) necessary to defend or settle such suit proceeding.

12.       COMPLIANCE WITH LAWS.

            PURCHASER shall comply with all applicable present and future federal, state, county, local and foreign laws, ordinances, and regulations relating to the importation and sale of the EQUIPMENT. DISTRIBUTOR/PURCHASER will take all steps necessary to obtain the proper import licenses, if applicable and DISTRIBUTORURCHASER shall be solely responsible for any excise tax, duties or other costs for the importation of the EQUIPMENT.

13.     IMPORT/EXPORT CONTROLS.

          IMDS's obligations hereunder shall be at all times subject to the export administration and control laws and regulations of the United States Government, and any amendments thereof and the import administration and control laws and regulations of the country to which the EQUIPMENT is being shipped, and any amendments thereof. Purchaser shall provide IMDS with any written assurances it may reasonably request with respect to Purchaser's compliance with such laws or regulations. Purchaser agrees that, with respect to the import, resale or any other disposition of EQUIPMENT and any printed commercial and technical data and information supplied by IMDS, Purchaser will comply fully with the import/export administration and control laws and regulations of the United States of America and the Territory, and any amendments of such laws and regulations.

14.      FORCE MAJEURE

         If the performance hereof or any obligation hereunder, except the making of payments hereunder, is prevented, restricted or interfered with by reason by fire, flood, earthquake, explosion or other casualty or accident; strikes or labor disputes; inability to procure parts, supplies or power; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency; or any other or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the party so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall resume performance hereunder with dispatch whenever such causes are removed.

15.      ASSIGNMENT

         The rights of DISTRIBUTOR/PURCHASER hereunder may not be assigned in whole or in part, by operation of law or otherwise, without the express written consent of IDSI.

16.      APPLICABLE LAW

         The validity, construction and effect of this Agreement and the respective rights and obligations of the parties hereunder, shall be governed by and determined in accordance with the laws of the state of Florida in the United States of America as such laws are applied to contracts between Florida residents entered into and to be performed entirely within the state of Florida, without reference to principles of conflicts of law. The parties hereby agree to opt out of coverage of the United Nations Convention on Contracts for the International Sale of Good. The parties hereby agree that this Agreement shall be governed by the Uniform Commercial Code ("UCC") as adopted by the state of Florida.

17.        FORUM AND SERVICE OF PROCESS

         All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court sitting in the County of Broward, State of Florida. Service of process shall be considered effective if done pursuant to any of the methods set forth in Rule 4(i), Federal Rule of Civil Procedure or pursuant to Florida law.

18.         ATTORNEY'S FEES AND COSTS OF LITIGATION

         If any action or proceeding arising out of or relating to this Agreement is commenced the prevailing party shall be entitled to its reasonable attorney's fees, costs, and expenses including the costs, expenses, and fees associated with the enforcement or collection of any judgment.



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